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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2004

Rockwood Specialties Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (Jurisdiction of Incorporation)	333-109686 (Commission File Number)	52-2277390 (IRS Employer Identification Number)
100 Overlook Center Princeton, New Jersey 08540 (Address of registrant's principal executive office)
(609) 514-0300 (Registrant's telephone number)

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        (a)   On October 8, 2004, Rockwood Specialties Group, Inc. (the "Company") entered into the First Amendment (the "First Credit Amendment") to the Credit Agreement (the "Credit Agreement"), dated as of July 30, 2004, among the Company, as US Borrower, Rockwood Specialties Limited, as UK Borrower, Rockwood Specialties International, Inc., as Guarantor, the lenders party thereto (the "Lenders"), Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and Collateral Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents. The Credit Agreement was entered into in connection with the financing of the acquisition of the businesses of Dynamit Nobel and was filed as Exhibit 10.1 on Form 8-K on August 4, 2004. The First Amendment provides for additional borrowings of $160.0 million of tranche B term loans thereby increasing the aggregate amount of tranche B term loans thereunder to $1,145.0 million and additional borrowings of €52.7 million of tranche C term loans thereby increasing the aggregate amount of tranche C term loans thereunder to €274.8 million. The proceeds from the additional borrowings were used to repay a portion of the borrowings, including accrued interest thereon, under the Company's existing senior subordinated loan facility and to pay related fees. The First Amendment also provides that the term loans and the availability under the revolving credit facility may be increased by up to $250.0 million in aggregate, subject to certain exceptions; provided that, the Company procures lender commitments for such increase. The First Amendment is filed as Exhibit 10.1 to this report.

ITEM 2.03.    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
                        OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

        (a)   On October 8, the Company entered into the First Credit Amendment to borrow additional $160.0 million of tranche B term loans and additional €52.7 million of tranche C term loans as described above under Item 1.01. The proceeds from the additional borrowings were used to repay a portion of the borrowings, including accrued interest thereon, under the Company's existing senior subordinated loan facility and to pay related fees. The Company's borrowings under the Credit Agreement, as amended, consist of $1,145.0 million and €484.3 million of term loans, as well as $250.0 million of availability under the revolving credit facility. These borrowings are guaranteed by the Company's immediate parent, Rockwood Specialties International, Inc., and each of the Company's direct and indirect domestic subsidiaries and secured by substantially all of our assets and substantially all of the assets of our direct and indirect domestic subsidiaries, as well as a pledge by Rockwood Specialties International, Inc., of 100% of the Company's capital stock, a pledge of 100% of the capital stock of certain of the Company's direct and indirect domestic subsidiaries and a pledge of 65% of the capital stock of the Company's first-tier foreign subsidiaries. The interest rates per year under the tranche B term loans and tranche C term loans are ABR plus 1.25% or Adjusted LIBOR plus 2.50% (in the case of the tranche B term loans) and Adjusted LIBOR plus 3.00% (in the case of the tranche C term loans), subject to step-downs determined by reference to a performance test, in the case of the tranche B term loans. The tranche B term loans and tranche C term loans will amortize on a semi-annual basis commencing on July 30, 2005 and mature on July 30, 2012 with amortization prior to the maturity date to be at nominal percentages. The Company is required to make mandatory prepayments of term loans with 100% of the net cash proceeds of asset sales, 100% of the net cash proceeds of issuance of debt obligations and 50% of excess cash flow in respect of any fiscal year at the end of which the Company's leverage ratio is equal to or greater than 3.50 to 1.0, in each case, subject to certain exceptions. The Credit Agreement, as amended, contains customary events of default, in each case, with customary and appropriate grace periods and thresholds. Upon the occurrence of an event of default under the Credit Agreement, as amended, the lenders will be able to terminate the commitments thereunder, declare all amounts, including accrued and unpaid interest, to be due and

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payable and take certain other actions, including enforcement of rights in respect of the collateral securing the borrowings thereunder. The Credit Agreement also includes various restrictive covenants and financial covenants relating to maintenance of financial ratios and limitation on capital expenditures.

ITEM 9.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c)   The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	First Amendment to the Credit Agreement, dated as of October 8, 2004, among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent and Collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockwood Specialties Group, Inc.
	By:	/s/ MICHAEL W. VALENTE Name: Michael W. Valente Title: Assistant Secretary
Dated: October 11, 2004

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  ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
  ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
  ITEM 9. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES